UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2008

Impact Medical Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52117	20-5153331
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17011 Beach Boulevard Suite 900 Huntington Beach, California 92647

(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 841-2670

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 30, 2008, Impact Medical Solutions, Inc., a Delaware corporation (the “Company”), issued 427,143 shares of common stock to Mark Billings in consideration for entering into the Agreement (as defined in item 5.02 below) wherein Mr. Billings agreed to provide the Company with his strategic management and financial expertise and also to provide various services in business development and corporate reorganization. The Company issued the shares to Mr. Billings under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering of securities.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On December 13, 2008, the board of directors (the "Board") of Impact Medical Solutions, Inc. (the "Company") elected Mark A. Billings to serve as a member of the Company's Board.  Mr. Billings was appointed for a term that extends until the 2009 annual meeting of the shareholders, or until his successor is elected and qualifies.

Mr. Billings is 39 years old and there is no family relationship between Mr. Billings and any of the Company’s officers and directors.

 Consultancy Agreement

On December 9, 2008, the Company entered into a Strategic Management Advisory and Consulting Agreement (the “Agreement”) with Mr. Billings.

Services:

Pursuant to the terms of the Agreement, Mr. Billings has agreed to offer strategic management and financial expertise and services in business development and corporate reorganization and to suggest financial structures and linked strategies, including but not limited to the field of mergers and acquisitions.

Term:

The Company has retained Mr. Billings as its non-exclusive exclusive agent for a term of one (1) year, which is renewable at the option of the Company for an additional one (1) year.

Compensation:

In consideration for services rendered by Mr. Billings to the Company under the Agreement, the Company has agreed to pay Mr. Billings $11,500 per month plus the applicable taxes, payable in advance the first day of the month.  On December 16, 2008, Mr. Billings agreed to waive his monthly fee in exchange for seven hundred and fifty five thousand seven hundred and fourteen (755,714) shares of common stock, to be paid in two installments: (i) four hundred and twenty seven thousand one hundred and forty three (427,143) shares to be paid immediately, and; (ii) three hundred and twenty eight thousand five hundred and seventy one (328,571) shares to be paid if the Company raises one million dollars ($1,000,000) prior to December 9, 2009.

Expenses and other fees:

All expenses incurred by Mr. Billings and authorized by the Company in relation with services rendered by Mr. Billings pursuant to the Agreement will be paid by the Company on presentation of an expense report on a monthly basis.

A copy of the Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 7.01  Regulation FD Disclosure.

The election of Mr. Billings was announced in the press release attached hereto as Exhibit 99.1 and incorporated by reference herein. The press release is not deemed filed under the Securities Exchange Act of 1933, as amended. It is considered to be “furnished” under the instructions of Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Strategic Management Advisory & Consulting Agreement, dated December 9, 2008, and Amendment, dated December 16, 2008, between Impact Medical Solutions, Inc. and Mark Billings

99.1           Press Release, dated January 28, 2009, regarding the appointment of Mr. Billings as a director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 28, 2009	Impact Medical Solutions, Inc.
	By:	/s/ Wayne Cockburn

President, Chief Executive Officer, Secretary, Treasurer and Interim Chief Financial Officer and a Member of the Board of Directors (Principal Executive Officer and Principal Financial/Accounting Officer)